EXHIBIT 21.1

List of GeoMet, Inc. Subsidiaries

GeoMet Operating Company, Inc. (Wholly-Owned)

Hudson’s Hope Gas, Ltd. (Wholly-Owned)

GeoMet Gathering Company, LLC (Wholly-Owned)

GeoMet Gathering Virginia, Inc. (Wholly-Owned) (Terminated June 28, 2010)